Exhibit 99.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

This certification is being delivered pursuant to the requirements of Section 1350 of Chapter 63 (Mail Fraud) of Title 18 (Crimes and Criminal Procedures) of the United States Code and shall not be relied on by any person for any other purpose.

The undersigned, who is the Chief Executive Officer of Scherer Healthcare, Inc. (the “Company”), hereby certifies as follows:

The quarterly report on Form 10-Q of the Company (the “Report”) for the quarterly period ended September 30, 2002, which accompanies this Certificate, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and all information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 12, 2002.

/s/ Robert P. Scherer, Jr.
Robert P. Scherer, Jr.
Chairman, Chief Executive Officer and President